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                EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                  SALEX HOLDINGS CORPORATION AND SUBSIDARIES
                                AND AFFILIATE
                   SUPPLEMENTAL NET INCOME PER COMMON SHARE


                           Three Months  Three Months  Nine Months   Nine Months
                               Ended         Ended        Ended         Ended
                              1/31/98       1/31/97      1/31/98       1/31/97
                           ------------  ------------  -----------   -----------
Weighted Average
Common Stock Outstanding     9,187,260     9,187,260    9,187,260     9,187,260

Series B Preferred
Automatically Converted      2,059,106     2,059,106    2,059,106     2,059,106
                           -----------   -----------  -----------   -----------

Supplemental Weighted
 Average Shares             11,246,366    11,246,366   11,246,366    11,246,366
                           ===========   ===========  ===========   ===========

Supplemental net loss      $  (107,991)  $  (146,705) $  (149,751)  $  (983,677)
                           ===========   ===========  ===========   ===========

Supplemental net loss
 per common share          $     (0.01)  $     (O.01) $    (O.01)  $    (0.09)
                           ===========   ===========  ==========   ==========